Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-4 (Amendment No.5) of our report dated January 17, 2024 with respect to the audited financial statements of TETE Technologies, Inc. (the “Company”) as of November 30, 2023 and for the period from June 16, 2023 (inception) through November 30, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

July 1, 2024